Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2017 (this “Amendment”), is made by and among by and among Cooltech Holding Corp., a Nevada corporation (the “Company”), InfoSonics Corporation, a Maryland corporation (“Parent”), and InfoSonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent, Merger Subsidiary, and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. To the extent that capitalized terms are not defined in the text of this Amendment, such terms have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

A.The Parties entered into an Agreement and Plan of Merger, dated as of July 25, 2017 (the “Merger Agreement”).

B.The Parties desire to amend the Merger Agreement to revise the closing conditions and include a discussion of the Company’s warrants.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENT

Section 1.1Amendment to Section 1.01.  Section 1.01 of the Merger Agreement will be, and hereby is, amended and restated in its entirety by adding the definitions set forth below in alphabetical order:

“Company Warrants” has the meaning set forth in Section 4.05(a).

“Private Placement Shares” has the meaning set forth in Section 2.03(a).

Section 1.2Amendment to Section 2.03(a).  Section 2.03(a) of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“(a) Except as otherwise provided in this Section 2.03, all outstanding shares of Company Stock (on an “as converted” basis, with respect to the Company’s outstanding Series A Convertible Preferred Stock) at the Effective Time, shall be converted into the right to receive an aggregate of 62,500,000 shares of Parent’s Common Stock (which may include, on an “as converted” basis, a certain number of shares of Parent’s Series A Convertible Preferred Stock (convertible on a share for share basis into Parent Common Stock), at the election of any Company Shareholder who, as a result of receiving shares of Parent’s Common Stock, would own in excess of 4.99% of Parent’s issued and outstanding Common Stock) (collectively, the “Merger Consideration”). The Merger Consideration shall be allocated as follows: (i) holders of an aggregate of 2,275,222 shares of Company Stock issued between April 2017 and June 2017 in connection with the Company’s private placement (the “Private Placement Shares”) shall be entitled to receive, on a pro rata basis, an aggregate of 16,251,586 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock) and (ii) holders of shares of Company Stock, including shares of the Company’s outstanding shares of Series A Convertible Preferred Stock (calculated on an “as converted basis) that are not Private Placement Shares shall be entitled to receive, on a pro rata basis, an aggregate of 46,248,414 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger

Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.”

Section 1.3Amendment to Section 2.03(b)-(e). Section 2.3(b) of the Merger Agreement will be, and hereby is, amended and restated in its entirety by adding the below subsection (b) and by renumbering the subsequent subsections of Section 2.03 in alphabetical order.

“(b) On or before the Effective Time, all such outstanding Company Warrants shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.”

Section 1.4Amendment to Section 4.05(a).  Section 4.05(a) of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of the date hereof (the “Capitalization Reference Date”), there were outstanding 5,780,775 shares of common stock; 4,408,410 shares of preferred stock designated as Series A Convertible Preferred Stock convertible into 4,408,410 shares of common stock; and 227,522 shares of common stock issuable upon exercise of outstanding warrants (the “Company Warrants”). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.”

Section 1.5Amendment to Section 7.07.  Section 7.07 of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“Parent shall take all appropriate action to appoint four (4) Company nominees (which nominees shall be selected by the Company) to the Board of Directors of Parent promptly at the Effective Time and cause three (3) directors of Parent to resign, such that the entire Board of Directors of Parent shall be comprised of five (5) directors, all in accordance with Parent’s bylaws. Such nominee’s appointment to the Board of Directors of Parent shall be subject to the consent of such nominees and the information and notice requirements proscribed under the 1934 Act (the “Board Re-composition”).”

Section 1.6Amendment to Section 9.01. Section 9.01 of the Merger Agreement will be, and hereby is, amended and restated in its entirety by deleting subsection (h) and by renumbering the subsections of Section 9.01 in alphabetical order.

Section 1.7Amendment to Company Disclosure Schedule.  Section 4.05 of the Company Disclosure Schedule will be, and hereby is, amended and restated in its entirety as set forth in Exhibit A attached hereto.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1Confirmation.  Except as modified herein, all terms and provisions of the Merger Agreement (including the exhibits and schedules thereto) are unchanged and remain in full force and effect.

Section 2.2Entire Agreement.  This Amendment and the Merger Agreement (as amended hereby) constitute the entire agreement between the Parties with respect to the subject matter of this Amendment and the Merger Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of hereof.

Section 2.3Amendments and Waivers.  No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Amendment, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Amendment, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 2.4Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Amendment. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 2.5Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of New York shall apply with respect to the effectiveness of the Merger, fiduciary duties and any provisions set forth herein or in the Merger Agreement that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date and year first above written.

COOLTECH HOLDING CORP.

By: /s/ Mauricio Diaz

Name: Mauricio Diaz

Title: Chief Executive Officer

INFOSONICS CORPORATION

By: /s/ Vernon LoForti

Name: Vernon LoForti

Title:   Vice President, Chief Financial Officer and

            Corporate Secretary

INFOSONICS ACQUISITION SUB, INC.

By: /s/ Vernon LoForti

Name: Vernon LoForti

Title:   Secretary